Exhibit 99.1

For Immediate Release

Hasbro Reports First Quarter 2018 Financial Results

•         First quarter 2018 revenues decreased to $716.3 million due to the liquidation of Toys“R”Us and retail inventory overhang, primarily in Europe;

•         Reported net loss of $112.5 million or $0.90 per diluted share, includes after-tax expenses of $61.4 million associated with Toys“R”Us; $15.7 million of severance costs associated with an acceleration of the Company’s ongoing commercial organization transformation; and a net charge of $47.8 million related to U.S. tax reform (the “Non-GAAP Adjustments”);

•         Adjusted net earnings of $12.4 million or $0.10 per diluted share;

•         Ended the quarter with $1.6 billion in cash and returned $109.6 million to shareholders; $70.8 million in dividends and $38.8 million in share repurchases.

Pawtucket, R.I., April 23, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the first quarter 2018. Net revenues for the first quarter 2018 decreased 16% to $716.3 million versus $849.7 million in 2017. The decrease in revenues is the result of the liquidation of Toys“R”Us in the U.S. and U.K., along with uncertainty in its other operations, as well as retail inventory overhang, primarily in Europe.

Net loss for the first quarter 2018 was $112.5 million, or $0.90 per diluted share, compared to net earnings of $68.6 million, or $0.54 per diluted share, in 2017. Excluding the Non-GAAP Adjustments noted above, adjusted net earnings for the quarter were $12.4 million or $0.10 per diluted share. The first quarter 2018 was a 13-week period versus the first quarter 2017 which was a 14-week period.

“The Hasbro teams executed extremely well during a challenging first quarter,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “Hasbro brands are resonating with consumers and consumer takeaway is positive. However, as we discussed earlier in the year, our first quarter was expected to be difficult. We are working to put the near-term disruption from Toys“R”Us behind us. Our global retailers view this as an opportunity in a key consumer category and are partnering with Hasbro to develop growth plans for our brands. New Hasbro initiatives shipping in this quarter and beyond won’t be caught up in the Toys“R”Us liquidation process. With the rapid shift to a converged retail environment, we accelerated plans we originally had spread throughout the year to transform our commercial organization on a more immediate basis.”

“Our underlying financial strength is sound, and despite the near-term challenges associated with a major customer liquidation, Hasbro is positioned to manage a challenging 2018 and drive growth in 2019 and beyond,” said Deborah Thomas, Hasbro’s chief financial officer.  “The quarter’s revenue and profits were negatively impacted by lower revenues and higher expenses associated with events that do not reflect the health of our underlying business. We remain on track to meet our goal of generating $600 to $700 million in operating cash flow this year while investing to build our brands, transform our organization and return cash to shareholders.”

First Quarter 2018 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit (Loss) ($ Millions)		Adjusted Operating Profit (Loss) ($M)
	Q1 2018	Q1 2017	% Change	Q1 2018	Q1 2017	Q1 2018
U.S. and Canada	$364.3	$451.6	-19%	$(23.4)	$64.8	$28.9
International	$287.9	$345.3	-17%	$(56.1)	$0.5	$(44.9)
Entertainment and Licensing	$64.0	$52.7	+21%	$13.9	$11.3	$13.9

First quarter 2018 U.S. and Canada segment net revenues decreased 19% to $364.3 million compared to $451.6 million in 2017. The segment reported an operating loss of $23.4 million compared to an operating profit of $64.8 million in 2017. The segment’s first quarter performance reflected the Toys“R”Us liquidation both in lower revenues and $52.3 million of pre-tax expenses, primarily bad debt.

First quarter 2018 International segment net revenues were $287.9 million compared to $345.3 million in 2017. Revenues in the segment were negatively impacted by efforts to clear excess inventory in Europe, as well as the Toys“R”Us U.K. liquidation and uncertainty in its other international operations. International segment revenues include a favorable $19.5 million impact of foreign exchange. On a regional basis, Europe net revenues decreased 28%, Latin America increased 2% and Asia Pacific increased 3%. Emerging markets net revenues decreased 5% in the quarter. The International segment reported an operating loss of $56.1 million compared to an operating profit of $0.5 million in 2017. The decline in operating profit reflects lower revenues and includes $11.2 million of pre-tax expense associated with Toys“R”Us.

Entertainment and Licensing segment net revenues increased 21% to $64.0 million compared to $52.7 million in 2017. Operating profit increased 23% to $13.9 million, or 21.7% of net revenues, compared to $11.3 million, or 21.5% of net revenues, in 2017. Revenue growth was driven by consumer products and digital gaming. During the quarter, the Company adopted ASC 606 Revenue from Contracts with Customers which favorably impacted the timing of revenue recognition in the quarter.

Additional pre-tax expense of $7.0 million associated with Toys“R”Us and $17.3 million from accelerating the commercial organization transformation are included in the Corporate and Eliminations segment.

First Quarter 2018 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q1 2018	Q1 2017	% Change
Franchise Brands	$361.7	$449.2	-19%
Partner Brands	$200.6	$213.0	-6%
Hasbro Gaming*	$105.2	$135.8	-22%
Emerging Brands	$48.8	$51.8	-6%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $203.5 million for the first quarter 2018, down 20%, versus $253.3 million for the first quarter 2017. Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

First quarter 2018 revenues were negatively impacted across all Brand Portfolio categories by the liquidation of Toys“R”Us in the U.S. and U.K., along with uncertainty in its other operations, as well as retail inventory overhang, primarily in Europe.

First quarter 2018 Franchise Brand revenues decreased 19% to $361.7 million. Growth in MONOPOLY was offset by declines in all other Franchise Brands in the quarter. Franchise Brand revenues grew in the Entertainment and Licensing segment and declined in the U.S. and Canada and International segments.

Partner Brand revenues declined 6% to $200.6 million. Revenue growth in MARVEL and BEYBLADE was more than offset by declines in other Partner Brands. Partner Brand revenues increased slightly in the U.S. and Canada segment, but declined in the International segment.

Hasbro Gaming revenue decreased 22% to $105.2 million. Revenue gains in DUNGEONS AND DRAGONS, JENGA and several new game launches were offset by declines in other properties. Hasbro’s total gaming category was down 20% to $203.5 million. Hasbro Gaming revenues declined in all three major operating segments.

Emerging Brands revenue declined 6% to $48.8 million. Revenue increases from STRETCH ARMSTRONG and LITTLEST PET SHOP products were offset by declines in other Emerging Brands. Emerging Brands revenues grew in the Entertainment and Licensing segment and declined in the U.S. and Canada and International segments.

Dividend and Share Repurchase

The Company paid $70.8 million in cash dividends to shareholders during the first quarter 2018.  The next quarterly cash dividend payment of $0.63 per common share is scheduled for May 15, 2018 to shareholders of record at the close of business on May 1, 2018.

During the first quarter, Hasbro repurchased 427.1 thousand shares of common stock at a total cost of $38.8 million and an average price of $90.81 per share.  At quarter-end, $139.2 million remained available in the current share repurchase authorization.

Non-GAAP Adjustments

During the first quarter, the Company recorded lower revenues in part due to the loss of revenues from Toys“R”Us in the U.S. and Europe, as a result of the related liquidations as well as uncertainty in the other Toys“R”Us operations. In association with this, the Company recorded after-tax expenses of $61.4 million, primarily bad debt.

Hasbro also recorded $15.7 million of after tax expense associated with accelerating its commercial organization transformation. Over the past several years, the Company has invested in developing an omni-channel retail presence, and in 2018 is bringing onboard new skill sets and talent to lead in today’s converged retail environment. These actions were initially planned to occur over time, commencing later this year. Given the current retail environment the Company chose to accelerate its actions.

In 2017, the Company recognized a provisional net charge of $296.5 million from the U.S. Tax Cuts and Jobs Act. Additional changes and guidance issued since year end resulted in a first quarter 2018 charge of $47.8 million, or $0.38 per diluted share. This charge is related to an increase in the Company’s repatriation tax liability and a reversal of tax benefits no longer permitted under the new guidance. The Company expects its full-year underlying tax rate to be at the high end of its previously projected range of 15% to 17%.

Conference Call Webcast

Hasbro will webcast its first quarter 2018 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the

Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, such as the economic downturns which impacted the United Kingdom and Brazil in 2017, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income, lower retailer inventories and lower spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products, and the ability to drive sales of products associated with such entertainment properties, (v) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (vi) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (viii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (ix) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (x) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xi) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xii) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiii) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the beginning of liquidation of those businesses, as well as economic difficulty of Toys“R”Us in other markets, which could negatively impact the Company's revenues or bad debt exposure; (xiv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xv) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to products the Company purchases from vendors in China, which would significantly increase the price of the Company’s products and harm sales; (xvi) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xviii) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, such as what may occur as the U.S. Tax Cuts and Jobs Act is interpreted and applied, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This press release includes non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and adjusted earnings per diluted share, excluding the impact of charges associated with the Toys“R”Us liquidation; severance costs and U.S. tax reform in the first quarter of 2018, as well as adjusted operating profit absent the impact of the charges associated with the Toys“R”Us liquidation and severance costs. Also included in the financial tables attached to this release are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018. As required by SEC rules, we have provided reconciliation on the attached schedule of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and adjusted operating profit absent the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018 provides investors with an understanding of the underlying performance of the Company’s business absent these unusual events.  Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	April 1, 2018	April 2, 2017
ASSETS
Cash and Cash Equivalents	$1,598,944	$1,463,081
Accounts Receivable, Net	612,698	676,945
Inventories	517,439	416,232
Other Current Assets	292,756	243,475
Total Current Assets	3,021,837	2,799,733
Property, Plant and Equipment, Net	262,418	270,023
Other Assets	1,444,817	1,576,114
Total Assets	$4,729,072	$4,645,870

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$21,611	$65,294
Current Portion of Long-term Debt	-	349,814
Payables and Accrued Liabilities	830,915	786,706
Total Current Liabilities	852,526	1,201,814
Long-term Debt	1,693,977	1,198,896
Other Liabilities	611,210	393,516
Total Liabilities	3,157,713	2,794,226
Total Shareholders' Equity	1,571,359	1,851,644

Total Liabilities and Shareholders' Equity	$4,729,072	$4,645,870

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended

	April 1, 2018	% Net Revenues	April 2, 2017	% Net Revenues
Net Revenues	$716,341	100.0%	$849,663	100.0%
Costs and Expenses:
Cost of Sales	255,187	35.6%	306,082	36.0%
Royalties	69,652	9.7%	64,380	7.6%
Product Development	57,384	8.0%	62,586	7.4%
Advertising	68,016	9.5%	80,936	9.5%
Amortization of Intangibles	6,478	0.9%	7,881	0.9%
Program Production Cost Amortization	12,034	1.7%	5,570	0.7%
Selling, Distribution and Administration	328,009	45.8%	243,885	28.7%
Operating Profit (Loss)	(80,419)	-11.2%	78,343	9.2%
Interest Expense	22,809	3.2%	24,456	2.9%
Other (Income) Expense, Net	(14,840)	-2.1%	(16,950)	-2.0%
Earnings (Loss) before Income Taxes	(88,388)	-12.3%	70,837	8.3%
Income Taxes	24,104	3.4%	2,238	0.3%
Net Earnings (Loss)	(112,492)	-15.7%	68,599	8.1%

Per Common Share
Net Earnings (Loss)
Basic	$(0.90)		$0.55
Diluted	$(0.90)		$0.54

Cash Dividends Declared	$0.63		$0.57

Weighted Average Number of Shares
Basic	125,073		125,182
Diluted	125,073		127,229

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Quarter Ended
	April 1, 2018	April 2, 2017
Cash Flows from Operating Activities:
Net Earnings	$(112,492)	$68,599
Non-cash Adjustments	33,615	59,927
Changes in Operating Assets and Liabilities	396,616	283,402
Net Cash Provided by Operating Activities	317,739	411,928

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(28,235)	(30,243)
Other	2,007	(781)
Net Cash Utilized by Investing Activities	(26,228)	(31,024)

Cash Flows from Financing Activities:
Net Repayments of Short-term Borrowings	(133,698)	(107,336)
Purchases of Common Stock	(38,126)	(19,312)
Stock-based Compensation Transactions	19,518	9,743
Dividends Paid	(70,781)	(63,404)
Employee Taxes Paid for Shares Withheld	(52,637)	(31,391)
Net Cash Utilized by Financing Activities	(275,724)	(211,700)

Effect of Exchange Rate Changes on Cash	1,923	11,592

Cash and Cash Equivalents at Beginning of Period	1,581,234	1,282,285

Cash and Cash Equivalents at End of Period	$1,598,944	$1,463,081

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended
	April 1, 2018	April 2, 2017	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$364,297	$451,577	-19%
Operating Profit (Loss)	(23,383)	64,754	-136%
Operating Margin	-6.4%	14.3%

International Segment:
External Net Revenues	287,945	345,281	-17%
Operating Profit (Loss)	(56,088)	544	-10410%
Operating Margin	-19.5%	0.2%

Entertainment and Licensing Segment:
External Net Revenues	64,021	52,729	21%
Operating Profit	13,906	11,346	23%
Operating Margin	21.7%	21.5%

International Segment Net Revenues by Major Geographic Region
Europe	$155,562	$216,120	-28%
Latin America	65,961	64,756	2%
Asia Pacific	66,422	64,405	3%
Total	$287,945	$345,281

Net Revenues by Brand Portfolio
Franchise Brands	$361,706	$449,160	-19%
Partner Brands	200,592	212,962	-6%
Hasbro Gaming	105,227	135,766	-22%
Emerging Brands	48,816	51,775	-6%
Total Net Revenues	$716,341	$849,663

Franchise and Emerging Brands net revenues for the first quarter of 2017 have been restated to reflect the elevation of BABY ALIVE from Emerging Brands to Franchise Brands and the move of LITTLEST
PET SHOP from Franchise Brands to Emerging Brands.

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, totaled $203,542 for the first quarter of 2018, down 20%, from revenues of $253,289 for the first quarter of 2017.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings and Earnings per Share Excluding the Impact of Toys"R"Us, Severance and
Tax Reform
	Quarter Ended
		Diluted		Diluted
	April 1,	Per Share	April 2,	Per Share
(all adjustments reported after-tax)	2018	Amount (1)	2017	Amount
Net Earnings (Loss), as Reported	$(112,492)	$(0.90)	$68,599	$0.54
Incremental costs impact of Toys"R"Us (2)	61,372	0.49	-	-
Severance (3)	15,699	0.12	-	-
Impact of Tax Reform (4)	47,790	0.38	-	-
Net Earnings, as Adjusted	$12,369	$0.10	$68,599	$0.54
(1) Diluted Per Share Amount for the impact of Toys"R"Us, severance and Tax Reform and net earnings, as adjusted, for Q1 2018 are calculated using dilutive shares of 126,095 for the quarter.

(2) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding
Toys R Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(3) In the first quarter of 2018, the Company incurred severance charges, primarily outside the U.S., related to accelerating actions associated with a new go-to-market strategy designed to be more omni-channel and
e-commerce focused. These charges were included in Corporate and Eliminations.

(4) Represents the adjustment of certain provisional amounts recorded in the fourth quarter of 2017 based on additional guidance issued by the U.S. Treasury Department and the Internal Revenue Service in the
first quarter of 2018.

The impact of the above items on Operating Profit (Loss), and impacted segments, and Income Taxes for quarter ended April 1, 2018 is as follows:

			Less Impact	Excluding
		% Net	of Above	Impact of	% Net
2018	As Reported	Revenues	Items (5)	Above Items	Revenues
Operating Profit (Loss)	$(80,419)	-11.2%	$87,777	$7,358	1.0%
U.S. and Canada Segment	(23,383)	-6.4%	52,277	28,894	7.9%
International Segment	(56,088)	-19.5%	11,151	(44,937)	-15.6%
Income tax expense (benefit)	24,104	3.4%	(37,084)	(12,980)	-1.8%

(5) Additional pretax expense of $24.3 million is included in Corporate and Eliminations.

	Quarter Ended
	April 1,	April 2,
Reconciliation of EBITDA	2018	2017
Net Earnings (Loss)	$(112,492)	$68,599
Interest Expense	22,809	24,456
Income Taxes (including Tax Reform)	24,104	2,238
Depreciation	26,221	27,702
Amortization of Intangibles	6,478	7,881
EBITDA	$(32,880)	$130,876
Impact of Toys"R"Us and Severance	(87,777)	-
Adjusted EBITDA	$54,897	$130,876